Exhibit 99.1

Eton Pharmaceuticals Announces Acquisition of FDA-Approved Rare Disease Product, Betaine Anhydrous for Oral Solution

-- Expected to be accretive to 2023 earnings --

DEER PARK, Illinois – September 13, 2022 – Eton Pharmaceuticals (“Eton” or “the Company”) (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today announced the acquisition of betaine anhydrous for oral solution.

“We are excited to add another FDA-approved rare disease product to our growing metabolic genetics portfolio. Betaine shares the same prescriber base as our carglumic acid tablets, so it is an attractive opportunity to leverage our existing commercial infrastructure. We plan to integrate the product later this year and expect the transaction to be accretive to 2023 earnings,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals. “This acquisition allows us to further advance our mission of commercializing products for small, underserved orphan populations, and we will continue to seek out attractive late-stage rare disease products to expand our portfolio.”

Betaine anhydrous for oral solution targets a population of fewer than 2,000 patients in the United States, with an estimated market of $10 million annually.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is an innovative pharmaceutical company focused on developing, acquiring, and commercializing treatments for rare diseases. The Company currently commercializes ALKINDI SPRINKLE® and Carglumic Acid tablets and has four additional rare disease products under development, including dehydrated alcohol injection and the ZENEO® hydrocortisone autoinjector. For more information, please visit our website at www.etonpharma.com.

Investor Relations:

Lisa M. Wilson, In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

Source: Eton Pharmaceuticals